Exhibit 99.8

16 December 2011

Evraz Group S.A. (the “Company”)

Global Depositary Receipts (ISIN: US30050A2024) (the “GDRs”)

Intention to cancel listing of the GDRs

Pursuant to Listing Rule 5.2.8, and following the announcement by the Company on 11 November 2011 that it had served notice on The Bank of New York (the depositary) to terminate the deposit agreement in respect of the GDRs (the “Deposit Agreement”) and that it intends to terminate the GDR program and delist the GDRs concurrently with termination of the Deposit Agreement, the Company announces that it hasapplied for the cancellation of the listing of the GDRs on the Official List,which will result in the cancellation of trading of the GDRs on the London Stock Exchange, to take effect on 8 February 2012.

For further information:

Investor Relations

Alexander Boreyko
Director, Investor Relations

London: +44 207 832 8990           Moscow: +7 495 232 1370

ir@evraz.com

Media Relations

Oleg Kuzmin
VP, Corporate Communications

London: +44 207 832 8998           Moscow:+7 495 937 6871

media@evraz.com